Exhibit 5.1(a)

3800 Eighth Street North, Suite 102 St. Cloud, MN 56303 320.654.4100 main 320.654.4101 fax

WILLIAM R. SYVERSON 320.654.4118 DIRECT WILLIAM.SYVERSON@LEONARD.COM

June 27, 2013

Investors Real Estate Trust

1400 31st Avenue SW, Suite 60

Minot, North Dakota 58702

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Investors Real Estate Trust, a North Dakota real estate investment trust (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), with respect to the issuance and sale of the following securities (collectively, the “Securities”): (i) the Company’s shares of beneficial interest, no par value (“Common Shares”), (ii) preferred shares of beneficial interest, no par value (“Preferred Shares”), and (iii) debt securities (“Debt Securities”) to be offered from time to time by the Trust, as described in the Registration Statement and on terms to be determined at the time of offering.

In furnishing this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1. The Registration Statement and the related form of prospectus included therein;

2. The Articles of Amendment and Third Restated Declaration of Trust of the Company, as amended or supplemented from time to time (“Declaration of Trust”);

3. The Third Restated Trustees’ Regulations (Bylaws) of the Company, as amended to date (“Bylaws”);

4. The minutes of the meeting of the Board of Trustees of the Company (“Board”) authorizing the issuance of the Shares (“Minutes”); and

5. Such other documents, papers, statutes and authorities as we deemed necessary to form a basis for the opinion hereinafter expressed, subject to the assumptions, limitations and qualifications stated herein.

In these examinations and for purposes of the opinions expressed below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5. The issuance of, and certain terms of, the Securities to be issued by the Company from time to time will be authorized and approved by the Board, or a duly authorized committee thereof, in accordance with the North Dakota REIT Law, the Declaration of Trust, the Bylaws and the Minutes (such approval referred to herein as the “Trust Proceedings”).

6. Articles Supplementary creating and designating the number of shares and the terms of any class or series of Preferred Shares to be issued by the Company will be approved by the Board prior to the issuance of such Preferred Shares.

7. Upon the issuance of any Securities that are Common Shares (“Common Securities”), including Common Securities which may be issued upon conversion or exercise of any other Securities convertible into or exercisable for Common Securities, the total number of Common Shares issued and outstanding will not exceed the total number of Common Shares that the Company is then authorized to issue under the Declaration of Trust.

8. Upon the issuance of any Securities that are Preferred Shares (“Preferred Securities”), including Preferred Securities which may be issued upon conversion or exercise of any other

Securities convertible into or exercisable for Preferred Securities, the total number of Preferred Shares issued and outstanding, and the total number of issued and outstanding shares of the applicable class or series of Preferred Shares designated pursuant to the Declaration of Trust, will not exceed the total number of Preferred Shares or the number of shares of such class or series of Preferred Shares that the Company is then authorized to issue under the Declaration of Trust.

9. The Securities will not be issued or transferred in violation of the restrictions on transfer and ownership contained in Article II, Section 5 of the Declaration of Trust or any comparable provision in the Articles Supplementary creating any class or series of Preferred Shares.

Based upon and subject to the foregoing, we are of the opinion that:

1. The Company is a real estate investment trust duly formed and existing under and by virtue of the laws of the State of North Dakota and is in good standing with the North Dakota Secretary of State.

2. Upon the completion of all Trust Proceedings relating to the Common Securities, the issuance of the Common Securities will be duly authorized and, when and if issued and delivered against payment therefor in accordance with the Registration Statement and the Trust Proceedings, the Common Securities will be validly issued, fully paid and nonassessable.

3. Upon the completion of all Trust Proceedings relating to the Preferred Securities, the issuance of the Preferred Securities will be duly authorized and, when and if issued and delivered against payment therefor in accordance with the Registration Statement and the Trust Proceedings, the Preferred Securities will be validly issued, fully paid and nonassessable.

4. Upon the completion of all Trust Proceedings relating to the Securities that are Debt Securities, the issuance of the Debt Securities will be duly authorized.

The foregoing opinion is limited to the laws of the State of North Dakota and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with, or the applicability of, federal or state securities laws, including the securities laws of the State of North Dakota.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Sincerely,

LEONARD, STREET AND DEINARD

/s/ William R. Syverson

William R. Syverson